As filed with the Securities and Exchange Commission on April 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

XEROX CORPORATION

(Exact name of Registrant as specified in its charter)

New York	16-0468020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Long Ridge Road

P.O. Box 1600

Stamford, Connecticut 06904-1600

(Address of Principal Executive Offices) (Zip Code)

Xerox Corporation Savings Plan

The Savings Plan of Xerox Corporation and

the Xerographic Division, UNITE HERE

(Full Titles of the Plans)

Samuel K. Lee, Esq.

Associate General Counsel, Corporate, Finance and Ventures

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600

Stamford, Connecticut 06904-1600

(Name and Address of Agent for Service)

(203) 968-3000

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $1.00 per share	3,000,000	$18.27	$54,810,000	$1,683

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Pursuant to Rule 416(b), the number of shares being registered shall be adjusted to include any additional shares of Common Stock that may from time to time be offered or become issuable under the employee benefit plans described herein in connection with, or as a result of, stock splits, stock dividends or similar transactions, which result in an increase in the number of outstanding shares of Common Stock.
(3)	Estimated using the average of the high and low prices for Xerox Corporation Common Stock on the New York Stock Exchange on April 25, 2007 solely for purposes of determining the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is being filed by Xerox Corporation (the “Registrant”) for the purpose of registering an additional 3,000,000 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), issued in the Xerox Stock Fund within two 401(k) plans, the Xerox Corporation Savings Plan (formerly the Xerox Corporation Profit Sharing and Savings Plan) and The Savings Plan of Xerox Corporation and the Xerographic Division, UNITE HERE (formerly The Profit Sharing Plan of Xerox Corporation and the Xerographic Division, Union of Needletrades, Industrial and Textile Employees, A.F.L.-C.I.O-C.L.C.) (collectively, the “Plans”). The issuance of these shares does not impact the Registrant’s earnings per share calculation and, therefore, does not have a dilutive effect.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this registration statement the following documents and information heretofore filed with the Commission:

1.	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on February 16, 2007;

2.	Xerox Corporation Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2005, filed with the Commission on June 29, 2006;

3.	The Savings Plan of Xerox Corporation and the Xerographic Division, UNITE HERE’s Annual Report on Form 11-K for the year ended December 31, 2005, filed with the Commission on June 29, 2006;

4.	Registrant’s Current Reports on Form 8-K filed with the Commission on February 23, 2007, February 26, 2007, April 2, 2007 and April 5, 2007; and

5.	Description of Registrant’s Common Stock, contained in Amendment No. 5 to Form 8-A filed with the Commission on February 8, 2000.

In addition, all reports (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock and participation interests offered hereby has been passed upon by Samuel K. Lee, Esq., Associate General Counsel, Corporate, Finance and Ventures, of Xerox Corporation. As of the date of this Registration Statement, Mr. Lee beneficially owns shares of Common Stock and options to purchase shares of Common Stock and is a participant in the Xerox Corporation Savings Plan.

Item 6.	Indemnification Of Directors And Officers.

The Registrant, a New York corporation, is empowered by Sections 721-726 of the New York Business Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its Certificate of Incorporation or By-laws.

The Registrant’s Certificate of Incorporation does not contain indemnification provisions. Article VIII of the Registrant’s By-laws requires the Registrant to indemnify any person made or threatened to be made a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the Registrant shall have given its prior approval thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(3)(a)	—Restated Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on November 7, 2003, as amended by Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New York on August 19, 2004 (incorporated by reference to Exhibit 3(a) to our Annual Report on Form 10-K filed with the SEC on February 22, 2005).

(3)(b)	—By-Laws of Xerox Corporation, as amended through December 10, 2003 (incorporated by reference to Exhibit (4)(a)(2) to Registrant’s Form S-3 Registration Statement filed with the SEC on December 30, 2003).

5(a)	—Opinion of Samuel K. Lee, Esq. as to the validity of the shares of Common Stock and participation interests in the Plans.*

(23)(a)	—Consent of PricewaterhouseCoopers LLP.*

(23)(b)	—Consent of Samuel K. Lee, Esq. (contained in Exhibit 5(a)).

(24)(a)	—Certified Resolutions of the Board of Directors of Xerox Corporation.*

(24)(b)	—Powers of Attorney for Xerox Corporation.*

*	Filed herewith.

The Registrant hereby undertakes that it will submit the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS to qualify the Plans.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on the 27th day of April, 2007.

XEROX CORPORATION

By:	*
Anne M. Mulcahy Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 27th day of April, 2007.

Name	Capacities

* Anne M. Mulcahy	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

* Lawrence A. Zimmerman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Gary R. Kabureck	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Glenn A. Britt	Director

* Ursula M. Burns	Director

* Richard J. Harrington	Director

* William Curt Hunter	Director

* Vernon E. Jordan, Jr.	Director

* Hilmar Kopper	Director

* Robert A. McDonald	Director

* N. J. Nicholas, Jr.	Director

* Ann N. Reese	Director

* Mary Agnes Wilderotter	Director

*By:	/s/ Samuel K. Lee
Samuel K. Lee Attorney-in-Fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the person who administers the Plans have duly caused the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on the 27th day of April, 2007.

XEROX CORPORATION SAVINGS PLAN

THE SAVINGS PLAN OF XEROX CORPORATION AND THE XEROGRAPHIC DIVISION, UNITE HERE

By:	/s/ Lawrence M. Becker
Lawrence M. Becker
As Plan Administrator of the Xerox Corporation Savings Plan, and on behalf of the Xerox Joint Administrative Board in its capacity as Plan Administrator of The Savings Plan of Xerox Corporation and the Xerographic Division, UNITE HERE